Exhibit 10.1.1

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of Ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956
Code-name
Dated: 15th November 2004	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Springwood Shipping Company Limited of Malta

hereinafter called the Sellers, have agreed to sell, and

Royerton Shipping Company Limited of Malta

hereinafter called the Buyers, have agreed to buy

Name: Meridian Polaris

Classification Society/Class: NK (NS* MNS*)

Built: 1993            By: China Ship Building, Taiwan

Flag: Malaysia     Place of Registration: Labuan

Call Sign: 9WCZ4                Grt/Nrt: 77372 / 47534

Register IMO Number: 9035412

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.       Purchase Price US$ 37,375,000 (United States Dollars Thirty Seven Million Three Hundred and Seventy Five Thousand)

2.       Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (Three)                                         banking days from the date of this Agreement being signed by both parties by fax and all subjects have been lifted.  This deposit shall be placed with DnB NOR Bank ASA, 8 Shenton Way 48-02 Temasek Tower Singapore and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.       Payment

The said Purchase Price shall be paid in full free of bank charges to
DnB NOR Bank ASA, 8 Shenton Way 48-02 Temasek Tower Singapore 068811
on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.             Inspections

a)*                               The Buyers have inspected and accepted the Vessel’s classification records.  The Buyers have also inspected the Vessel at/in Brazil                                           on 28th Octber 2004 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

*                                         4 a) and 4b) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 4a) to apply.

5.             Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 21,14, 10.7 and 5      days notice of the estimated time of arrival at the intended place of delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered and taken over charterfree, safely afloat at a safe and accessible berth or anchorage in range to be declared 2 months prior to delivery in the Sellers’ option.

Expected time of delivery: 1st February-29th April 2005

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 29th April 2005 in Buyers option

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date.  Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within 48 hours, Saturdays, Sundays and Holidays excluded of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If the Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.  In the event of cancellation, then the deposit along with accrued interest shall be returned to the Buyers

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                      Drydocking/Divers Inspection

b)**                       (i)  The Vessel is to be delivered without drydocking.  However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel.  The Sellers shall at their cost make the Vessel available for such inspection.  The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.  If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

However, not withstanding what has been mentioned above, if any damage is found to the rudder, propeller, bottom or other underwater parts below the deepest load line which in the opinion of class would impose a class condition, but does not affect vessel’s ability to trade until next scheduled drydocking, Buyers and Sellers shall agree to an amount of compensation to be deducted from the purchase price and Buyers shall accept delivery of the vessel including the condition(s) raised by the divers inspection.

If Sellers and Buyers cannot agree a compensation figure within 1 working day, then the figure to apply is to be the average quotes of estimated costs of repairs obtained from 2 first class yards in the delivery range, 1 appointed by Sellers and 1 appointed by Buyers.  Compensation is to be the direct actual costs of repairs excluding drydock time, services and off-hire.

If any damage is found to the underwater parts which in the opinion of class would impose a class condition and can not be postponed until the next drydocking, then drydocking arrangements as per clause 6 (b) (ii) above and (b) (iii) below shall apply with Buyers right to attend same as observers only without interference to Sellers work.

Fee’s for Class Attendance during divers inspection to be for Buyers account

(ii)  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules.  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*.  In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii)  If the Vessel is to be drydocked pursuant to Clause 6 b)  (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b).  Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery.  In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

7.             Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order.  All spare parts and spare equipment belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyer’s property.  Forwarding charges, if any, shall be for the Buyer’s account.  The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.  The radio installation and navigational equipment including gmdss/wireless equipment, computers, printers shall be included in the sale without extra payment.  Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.  There is no spare tail end shaft or propeller

The sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): Unitor gas bottles,

Videotel Safety Movies

Globe Wireless email modem and software.

The Buyers shall take over the remaining bunkers and unbroached and unused main engine and generator lubricating oils which have not passed through vessel’s system and pay at sellers last purchased prices less any discounts as evidenced by copies of the relevant vouchers and discount agreement.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                      Documentation

The place of closing: Singapore

In exchange for payment of the Purchase Price: Sellers and Buyers will provide to each other the documents enlisted an Addendum No 1 to the MoA.

At the time of delivery the Buyers and sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel.  Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies.  Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts or claims whatsoever.  The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                               Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.  However, the Vessel shall be delivered with her present class fully maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national/international trading certificates according to the vessel’s present flag, as well as all other certificates the Vessel had at the time of inspection, clean valid and unextended without condition/recommendation* by Class or the relevant authorities for minimum 3 months from the date of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement.  If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

The Sellers to maintain vessel to their present standards till the time of delivery

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                               Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                               Buyer’s default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to the physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel.  In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.          Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense not earlier than 2 months prior to delivery

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.                               Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party.  On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

c)*                               Any dispute arising out of this Agreement shall be referred to arbitration at LMAA, subject to the procedures applicable there.  The laws of England shall govern this Agreement.

*              16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable.  In the absence of deletions, alternative 16 a) to apply.

Clause 17-20 of the attached appendix to form an integral part of this MoA.

For and on behalf of Sellers	For and on behalf of Buyers

/s/ G. Kaklamanos	/s/ C. J. Thomas
SPRINGWOOD SHIPPING COMPANY	ROYERTON SHIPPING COMPANY
LIMITED of Malta	LIMITED of Malta
By: Mr. G. Kaklamanos	By: Mr. C. J. Thomas
Title: Attorney-in-fact	Title: Attorney-in-fact

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the preprinted text of this document, the original document shall apply.  The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

APPENDIX No. 1

to the Memorandum of Agreement

dated 15th November 2004 (hereinafter called the “M.O.A.”)

relative to the sale of M/V “Meridian Polaris” (the vessel)

BETWEEN

Springwood Shipping Company Limited of Malta (hereinafter called the “Sellers”)

AND

Royerton Shipping Company Limited of Malta (hereinafter called the “Buyers”)

Clause 17

Sellers to hand to Buyers representatives at the time of delivery all available manuals as on board relative to main engine/auxiliaries in addition to all other existing manuals/instruction books/plans, main engine, generators previous overhaul reports.

Sellers Master and Chief Engineer to demonstrate vessel’s operation to their opposite numbers at the time of delivery.

Clause 18

Sellers to guarantee that to the best of their knowledge the vessel is not blacklisted.

Clause 19

This sale to be kept strictly private and confidential.

Clause 20

Messrs. SPRINGWOOD SHIPPING COMPANY LIMITED simultaneously with the delivery of the vessel from the Sellers will proceed with a back to back sale to ROYERTON SHIPPING COMPANY LIMITED without registering the vessel under Maltese flag in the ownership of “SPRINGWOOD”.

For and on behalf of Sellers	For and on behalf of Buyers

/s/ G. Kaklamanos	/s/ C. J. Thomas
SPRINGWOOD SHIPPING COMPANY	ROYERTON SHIPPING COMPANY
LIMITED of Malta	LIMITED of Malta
By: Mr. G. Kaklamanos	By: Mr. C. J. Thomas
Title: Attorney-in-fact	Title: Attorney-in-fact